Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Todd E. Paulson, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2006 THIRD QUARTER RESULTS

MINNEAPOLIS — April 26, 2006 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal third quarter and nine months ended March 31, 2006.

Revenue for the third quarter of fiscal 2006 was $6.6 million, compared to $6.5 million in the same period of fiscal 2005. Treatment catheter sales, including revenue from Cooled ThermoTherapy™ mobile treatments, accounted for over 97% of revenue in the just completed quarter, up from 94% in the prior year period. Net earnings for the current quarter were $364,000 or $0.03 per diluted share, including $291,000 of equity-based compensation expense, compared to $686,000 or $0.05 per diluted share, for the third quarter of fiscal 2005. Fiscal 2005 results did not include any equity-based compensation expense.

For the first nine months of fiscal 2006, revenue increased to $19.2 million from $18.9 million in fiscal 2005. Net earnings for the first nine months of fiscal 2006 were $829,000 or $0.06 per diluted share, including $992,000 of equity-based compensation expense, compared to $2.1 million or $0.14 per diluted share in the same period of fiscal 2005.

Fred B. Parks, chairman and chief executive officer of Urologix, commented, “As third quarter results indicate, significant revenue growth remains a challenge. Domestic unit sales of our single use treatment catheters, including treatments delivered through our Cooled

ThermoTherapy mobile service, grew approximately 7% on a year-over-year basis. Offsetting that growth was a reduction in average selling prices of our treatment catheters as well as a reduction in revenue from sales of control units as some customers await the release of our recently approved CoolWave™ control unit.”

Gross profit for the third quarter of fiscal 2006 was 67% of revenue, including $14,000 of equity-based compensation expense, compared to 69% in the same period last year. For the first nine months of fiscal 2006, gross profit, including $39,000 of equity-based compensation expense, was also 67% of revenue compared to 70% of revenue in the prior year period. The decrease in gross profit rates on a year-over-year basis has been primarily caused by decreases in the average per unit selling prices of disposable treatment catheters. Third quarter operating expenses, including $277,000 of equity-based compensation expense, totaled $4.0 million compared to $3.8 million in the prior-year quarter. For the first nine months of fiscal 2006, operating expenses, including $953,000 of equity-based compensation expense, totaled $12.0 million compared to $10.8 million in the same period of fiscal 2005.

Balances of cash and available-for-sale investments increased slightly to just over $10.8 million at March 31, 2006 from just under $10.8 million at both December 31, 2005 and June 30, 2005. The domestic installed base of Cooled ThermoTherapy system control units grew to 544 units at March 31, 2006, compared to 535 units at December 31, 2005 and 498 units at June 30, 2005.

Third Quarter Business Highlights

Expansion of the company’s Cooled ThermoTherapy mobile service offering continued during the third quarter, and as of March 31, 2006, Urologix Cooled ThermoTherapy mobile service was being offered in twelve geographies in the United States.

Urologix, along with its recently established distribution partner in India, Medishare, Inc., introduced Cooled ThermoTherapy for BPH at the 39th Annual Conference of the Urological Society of India (USICON), held in Varanasi, India in early February. Medishare, headquartered in New Delhi, is a premier importer and distributor of leading high technology medical products into India.

Mr. Parks commented, “We continue to be pleased with the overall performance of our mobile service initiative and its acceptance by the office-based urologists. We will continue to expand our U.S. mobile presence during the fourth quarter. Additionally, we are optimistic about the long-term potential of the India market for our Cooled ThermoTherapy products and are pleased to be partnering with Medishare in this endeavor.”

Fiscal 2006 Financial Outlook

Mr. Parks commented, “Due to the modest overall revenue growth experienced through the first nine months of fiscal 2006, we are now expecting to operate near the low end of our most recent revenue and earnings per share guidance range for fiscal 2006. We will continue to cautiously manage our overall cost structure in the fourth quarter as we prepare for the launch of our recently approved CoolWave control unit in the first quarter of fiscal 2007.”

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2006 third quarter results on Wednesday, April 26, at 8:00 a.m. Central Time. A live webcast of the call will be available through the investor relations section of the company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the company’s ability to develop and market new products, including the company-owned Cooled ThermoTherapy mobile service and the CoolWave control unit, and the company’s ability to generate revenue from new products; the development and effectiveness of the company’s sales organization and marketing efforts; developments in the reimbursement environment for the company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the company’s reports filed with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Sales	$6,551	$6,524	$19,243	$18,925
Cost of goods sold	2,183	2,002	6,397	5,751

Gross profit	4,368	4,522	12,846	13,174

Costs and expenses:
Selling, general and administrative	3,241	2,926	9,634	8,454
Research and development	701	795	2,282	2,230
Amortization of intangibles	41	41	123	123

Total costs and expenses	3,983	3,762	12,039	10,807

Operating earnings	385	760	807	2,367
Interest income, net	102	34	247	91

Net earnings before income taxes	487	794	1,054	2,458

Provision for income taxes	(123)	(108)	(225)	(327)

Net earnings	$364	$686	$829	$2,131

Basic net earnings per common share	$0.03	$0.05	$0.06	$0.15

Diluted net earnings per common share	$0.03	$0.05	$0.06	$0.14

Weighted average number of shares used in basic per share calculations	14,323	14,304	14,316	14,270

Weighted average number of shares used in diluted per share calculations	14,362	14,606	14,369	14,834

UROLOGIX, INC.

Selected Balance Sheet Data

(Unaudited, in thousands)

	March 31, 2006	June 30, 2005
Cash and available-for-sale investments	$10,824	$10,770
Accounts receivable	4,455	4,243
Inventory	3,307	1,742
Current assets	18,784	17,007
Total assets	40,429	39,106
Current liabilities	3,236	3,833
Total liabilities	5,384	5,961
Shareholders’ equity	35,045	33,145